Exhibit 99.2

Contact:	Tom Marder (301.380.2553) or Stephanie Hampton (301.380.1217)
thomas.marder@marriott.com or stephanie.hampton@marriott.com

MARRIOTT OUTLINES PLANS FOR AMBITIOUS GROWTH

Earnings by 2013 Could Reach New Highs; Approximately $3 to $5 Billion Could Be Returned to Shareholders Over Three Years

NEW YORK, October 27, 2010 – While highlighting its significant market opportunities and competitive advantages, Marriott International, Inc. (NYSE: MAR) will tell security analysts and institutional investors in New York today, that, assuming growth scenarios of Revenue Per Available Room (RevPAR) of 5 to 9 percent compounded annually over the next three years, diluted earnings per share (EPS) could approximate $1.90 to $2.75 by 2013, well above the highest earnings per share (EPS) achieved during Marriott’s most recent peak earnings year of 2007.

The company will say that total fee revenue could range from $1.57 billion to $1.87 billion and incentive management fees could nearly double through 2013 from 2010 estimated levels, ranging from $285 million to $440 million under those same RevPAR scenarios.

The company expects to add at least 80,000 to 90,000 hotel rooms to its portfolio from 2011 through 2013 with additional opportunities for 22,000 rooms to open in Europe and Asia during that same period. Marriott has plans to adapt and expand current brands, such as Courtyard and Fairfield, to meet the growing needs of customers in markets worldwide. The company will also be expanding its new brands outside of the United States, including EDITION, which just opened its first hotel on Waikiki Beach in Hawaii, and the Autograph Collection.

J.W. Marriott, Jr., chairman and chief executive officer of the company, said, “We are on the threshold of extraordinary growth for our company. As we look ahead over three years, Marriott is poised to deliver substantial gains in bottom line results, as well as meaningful returns to hotel owners and shareholders, as our industry-leading portfolio of brands both recovers from the recent recession and grows worldwide.”

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According to the company, having reduced net debt by almost $1.5 billion since the end of 2008, Marriott has already reached its targeted debt levels. The company will say that it assumes it will invest $2.3 to $2.7 billion over the next three years. The company could return between $3.3 billion and $5.3 billion to shareholders from 2011 through 2013 through dividends and share repurchases, while still maintaining its investment grade bond rating. As of October 21, 2010, the company has resumed open market share repurchases, making modest repurchases to date.

Marriott’s security analyst conference will be held today, October 27, 2010. Presentation materials for the meeting will be available at 8:00 a.m. Eastern Time (ET) at http://www.marriott.com/investor. A webcast is available from approximately 9:00 a.m. to 3:00 p.m. ET. Presentations by senior company executives will begin at approximately 9:00 a.m. ET; luncheon remarks by Chairman of the Board and Chief Executive Officer, J.W. Marriott, Jr., will begin at approximately 1:00 to 1:20 p.m. ET; and additional presentations by senior company executives will resume at approximately 2:00 p.m. ET. Those wishing to access the webcast should log onto http://www.marriott.com/investor, and click on the “Security Analyst Meeting” link under the “Recent & Upcoming Events” tab. The webcast replay will be available online after the meeting.

This press release contains “forward-looking statements” within the meaning of federal securities laws, including RevPAR, profit margin and earning trends; statements concerning the number of lodging properties we expect to add in future years; our expected investment spending and amounts we could return to shareholders; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the continuation and pace of the economic recovery; supply and demand changes for hotel rooms, corporate housing and our Timeshare segment products; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; and other risk factors that we identify in our most recent quarterly report on Form 10-Q; any of which could cause actual results to differ materially from the expectations we express or imply here. These statements are made as of October 27, 2010 and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading lodging company with more than 3,500 lodging properties in 70 countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, The Autograph Collection, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club, The Ritz-Carlton Destination Club, and Grand Residences by Marriott brands; licenses and manages whole-ownership residential brands, including The Ritz-Carlton Residences, JW Marriott Residences and Marriott Residences; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. The company is headquartered in Bethesda, Maryland, USA, and had approximately 137,000 employees at 2009 year-end. It is recognized by FORTUNE® as one of the best companies to work for, and by Newsweek as one of the greenest big companies in America. In fiscal year 2009, Marriott International reported sales of nearly $11 billion. For more information or reservations, please visit our web site at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

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